LightPath Technologies Reports Sales of Aspheres in China More Than Double Over the Past Six Months

ORLANDO, FL -- (Marketwire - September 13, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), a manufacturer, distributor and integrator of patented optical components and assemblies, announced today that sales of its precision molded aspheres and optical assemblies in China have more than doubled over the past six months compared to the prior six month period. LightPath is experiencing strong growth for its molded aspheric lenses in the targeted market segments of consumer and industrial laser tools, medical equipment, and telecommunications.

The market for aspheric lenses in Asia is expected to top $280 Million by 2011, and increased adoption among multiple market segments in China is helping to drive up demand for LightPath's products. Molded aspheric lenses provide new cost savings over traditional high volume spherical doublet and triplet lenses without sacrificing performance.

Jim Gaynor, CEO of LightPath Technologies, commented, "We are pleased to report that acceptance of molded aspheres as a replacement for spherical doublets and triplets has surpassed our initial expectations. Over the last six months, we have more than doubled our sales into the Chinese market. The continued success of our application-specific products demonstrates our capabilities in providing a low cost platform for the manufacture of high precision glass molded aspheric lenses. We anticipate continued growth in industrial laser tools and medical equipment segments as well as resurgence in the telecommunications segment in the near future. We are also excited by the initial acceptance of our new line of blue lenses."

Through its wholly-owned Shanghai-based subsidiary, LightPath operates a low-cost, high-volume ISO 9001:2008 certified production facility and clean room with direct access to the Asian marketplace. Presently, its Shanghai facility is at 48% of total capacity. LightPath is currently doubling its press capacity to ensure it will keep pace with the anticipated unit volume demand for high-volume, low-cost lenses used in industrial tools, telecommunications infrastructure and other commercial applications.

About LightPath Technologies
LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test and measurement, and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed in these fields. For more information, visit www.lightpath.com.

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Tel: +1-407-382-4003 x336
Email: rpini@lightpath.com
Web: www.lightpath.com